Exhibit 99.1

Third Quarter 2018 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 21% marginal federal tax rate for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes, where applicable. We provide unadjusted amounts in the table on page 2 of this document and detailed reconciliations and additional information in Appendix A on pages 21 and 22.)

Income Statement

•	Net income available to common shareholders was $726 million, or $1.56 per average common diluted share, compared to $1.49 for the prior quarter and $1.06 for the third quarter of 2017.

◦	The current quarter included $0.14 per average common share of discrete tax benefits.

•
Total revenue was down 1% sequentially and stable year-over-year. The sequential decrease was driven by lower noninterest income, which was partially offset by higher net interest income as a result of growth in earning assets.

•
Net interest margin was 3.27% in the current quarter, down 1 basis point sequentially and up 12 basis points compared to the prior year. The sequential decline was driven by higher funding costs (largely driven by increased wholesale funding), which offset the benefits of higher benchmark interest rates. The year-over-year increase was driven primarily by higher benchmark interest rates in addition to positive mix shift in the loans held for investment ("LHFI") portfolio, offset partially by higher funding costs.

•
Provision for credit losses increased $29 million sequentially and decreased $59 million year-over-year. The sequential increase was driven primarily by a lesser decline in the allowance for loan and lease losses ("ALLL") and higher net charge-offs on commercial loans, while the year-over-year decrease was driven by elevated hurricane-related reserves in the third quarter of 2017.

•
Noninterest expense decreased slightly both sequentially and year-over-year. The decreases were driven primarily by lower employee compensation and benefits and other noninterest expense, partially offset by higher outside processing and software costs.

•	The efficiency and tangible efficiency ratios for the current quarter were 59.8% and 58.9%, respectively, which is relatively stable compared to the prior quarter and prior year.

Balance Sheet

•	Average performing LHFI was up 1% compared to the prior quarter, driven by growth in C&I, CRE, residential mortgages, and consumer direct loans.

•	Average consumer and commercial deposits remained relatively stable compared to both the prior quarter and prior year.

Capital

•
Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 ("CET1") ratio was estimated to be 9.6% as of September 30, 2018, slightly lower than the prior quarter due to loan growth and increased share repurchases.

•
During the quarter, the Company repurchased $500 million of its outstanding common stock which is 25% of the $2.0 billion authorization it received per its 2018 Capital Plan. The Company also increased its quarterly common stock dividend by 25%, from $0.40 per common share in the prior quarter to $0.50 per share.

•
Book value per common share was $48.00 and tangible book value per common share was $34.51, both up slightly from June 30, 2018, driven primarily by growth in retained earnings, offset in part by an increase in accumulated other comprehensive loss.

Asset Quality

•
Nonperforming loans ("NPLs") decreased $60 million from the prior quarter and represented 0.47% of period-end LHFI at September 30, 2018. The decrease was driven primarily by the return to accrual status of certain commercial credits as well as charge-offs of certain commercial loans.

•	Net charge-offs for the current quarter were $88 million, or 0.24% of total average LHFI on an annualized basis, compared to 0.20% during the prior quarter and 0.21% during the third quarter of 2017.

•	At September 30, 2018, the ALLL to period-end LHFI ratio was 1.10%, a 4 basis point decline compared to the prior quarter, driven by continued improvements in asset quality.

•
Provision for credit losses increased $29 million sequentially and decreased $59 million year-over-year. The sequential increase was driven primarily by a lesser decline in the ALLL and higher net charge-offs on commercial loans, while the year-over-year decrease was driven by elevated hurricane-related reserves in the third quarter of 2017 and continued asset quality improvements resulting in a lower ALLL ratio.

Income Statement (Dollars in millions, except per share data)	3Q 2018	2Q 2018	1Q 2018	4Q 2017	3Q 2017
Net interest income	$1,512	$1,488	$1,441	$1,434	$1,430
Net interest income-FTE [1]	1,534	1,510	1,461	1,472	1,467
Net interest margin	3.22%	3.23%	3.20%	3.09%	3.07%
Net interest margin-FTE [1]	3.27	3.28	3.24	3.17	3.15
Noninterest income	$782	$829	$796	$833	$846
Total revenue	2,294	2,317	2,237	2,267	2,276
Total revenue-FTE [1]	2,316	2,339	2,257	2,305	2,313
Noninterest expense	1,384	1,390	1,417	1,520	1,391
Provision for credit losses	61	32	28	79	120
Net income available to common shareholders	726	697	612	710	512
Earnings per average common diluted share	1.56	1.49	1.29	1.48	1.06

Balance Sheet (Dollars in billions)
Average LHFI	$146.0	$144.2	$142.9	$144.0	$144.7
Average consumer and commercial deposits	159.3	159.0	159.2	160.7	159.4

Capital
Basel III capital ratios at period end [2] :
Tier 1 capital	10.72%	10.86%	11.00%	11.15%	10.74%
Common Equity Tier 1 ("CET1")	9.60	9.72	9.84	9.74	9.62
Total average shareholders’ equity to total average assets	11.71	11.78	12.05	12.09	11.94

Asset Quality
Net charge-offs to total average LHFI (annualized)	0.24%	0.20%	0.22%	0.29%	0.21%
ALLL to period-end LHFI [3]	1.10	1.14	1.19	1.21	1.23
NPLs to period-end LHFI	0.47	0.52	0.50	0.47	0.48
1 See Appendix A on pages 21 and 22 for non-U.S. GAAP reconciliations and additional information.
2 Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at September 30, 2018 are estimated as of the date of this document.
3 LHFI measured at fair value were excluded from period-end LHFI in the calculation as no allowance is recorded for loans measured at fair value.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.3 billion for the current quarter, a decrease of $23 million compared to the prior quarter, driven by lower noninterest income. Noninterest income decreased $47 million sequentially due largely to lower capital markets-related income, other noninterest income, and client transaction-related fees, offset partially by higher commercial real estate related income and wealth management-related income. The decrease in noninterest income was offset partially by a $24 million increase in net interest income during the current quarter. Compared to the third quarter of 2017, total revenue was stable.

Net Interest Income
Net interest income was $1.5 billion for the current quarter, an increase of $24 million compared to the prior quarter due primarily to a $1.8 billion increase in average earning assets and one more day in the current quarter, offset partially by a 1 basis point decline in the net interest margin. The $67 million increase relative to the prior year was driven largely by a 12 basis point expansion in the net interest margin and a $1.5 billion increase in average earning assets.
Net interest margin for the current quarter was 3.27%, compared to 3.28% in the prior quarter and 3.15% in the third quarter of 2017. The sequential decline was driven by higher funding costs (driven primarily by increased wholesale funding), which offset the benefits of higher benchmark interest rates. The 12 basis point increase relative to the prior year was driven primarily by higher benchmark interest rates in addition to positive mix shift in the loan portfolio, offset partially by higher funding costs.
For the nine months ended September 30, 2018, net interest income was $4.5 billion, a $199 million increase compared to the nine months ended September 30, 2017. The net interest margin was 3.26% for the first nine months of 2018, a 13 basis point increase compared to the same period in 2017.
Noninterest Income
Noninterest income was $782 million for the current quarter, compared to $829 million for the prior quarter and $846 million for the third quarter of 2017. The $47 million sequential decrease was due primarily to lower capital markets-related income, other noninterest income, and client transaction-related fees, which was partially offset by higher commercial real estate related income and wealth management-related income. Compared to the third quarter of 2017, noninterest income decreased $64 million driven primarily by lower capital markets-related income, mortgage-related income, and client transaction-related fees.
Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) decreased $12 million sequentially due primarily to a change in our process for recognizing card rewards expenses, which resulted in four months of rewards expenses being recognized in the third quarter of 2018 (recorded as a contra-revenue). The $21 million year-over-year decrease was due primarily to the same factors that impacted the sequential quarter as well as the impact of adopting the revenue recognition accounting standard during the first quarter of 2018, which resulted in the netting of certain expense items against card fees, other charges and fees, and service charges on deposit accounts.
Investment banking income was $150 million for the current quarter, compared to $169 million in the prior quarter and prior year. The $19 million sequential and year-over-year decreases were due primarily to lower loan syndication and investment grade bond origination activity, offset partially by strong deal flow activity in equity offerings during the third quarter of 2018. Beginning in the third quarter of 2018, the Company began presenting bridge commitment fee income related to capital market transactions in ‘investment banking income’. For periods prior to July 1, 2018, this income was presented in ‘other charges and fees’ and has been reclassified to 'investment banking income' for comparability. Capital markets bridge commitment fee income was $12 million and $21 million for the nine months ended September 30, 2018 and 2017, respectively.
Trading income was $42 million for the current quarter, compared to $53 million in the prior quarter and $51 million in the third quarter of 2017. The $11 million sequential decrease was due primarily to lower transaction activity with respect to client-related interest rate hedging activity. The $9 million year-over-year decrease was due primarily to lower trading revenues within fixed income sales and trading.
Mortgage servicing income was $43 million for the current quarter, relatively stable compared to $40 million in the prior quarter and $46 million in the third quarter of 2017. At September 30, 2018, the servicing portfolio totaled $170.5 billion, relatively stable compared to the prior quarter and a 3% increase compared to the prior year due to MSRs purchased in the first quarter of 2018 which transferred in the second quarter of 2018.

Mortgage production income for the current quarter was $40 million, compared to $43 million for the prior quarter and $61 million for the third quarter of 2017. The $21 million year-over-year decrease was due largely to lower gain on sale margins. Mortgage application volume decreased 9% sequentially and 1% compared to the third quarter of 2017. Closed loan volume decreased 2% sequentially and remained stable year-over-year.
Trust and investment management income was $80 million for the current quarter, compared to $75 million in the prior quarter and $79 million for the third quarter of 2017. The $5 million sequential increase was due primarily to seasonally higher trust fees in the current quarter.
Retail investment services income was $74 million for the current quarter, compared to $73 million in the prior quarter and $69 million in the third quarter of 2017. The $5 million year-over-year increase was due primarily to higher assets under management.
Commercial real estate related income was $24 million for the current quarter, compared to $18 million for the prior quarter and $17 million for the third quarter of 2017. The increase compared to the prior quarter and prior year was driven primarily by higher transaction volume with the Company’s agency lending business and higher tax-credit-related income within the Company’s affordable housing business.
Other noninterest income was $21 million for the current quarter, compared to $38 million in the prior quarter and $25 million in the third quarter of 2017. The sequential decrease was driven primarily by a $12 million remeasurement gain on a fintech equity investment recognized in the second quarter of 2018.
For the nine months ended September 30, 2018, noninterest income was $2.4 billion, compared to $2.5 billion for the nine months ended September 30, 2017. The $112 million decrease was driven by lower mortgage-related income, capital markets-related income, and client transaction-related fees.
Noninterest Expense
Noninterest expense was $1.4 billion in the current quarter, down $6 million sequentially and $7 million compared to the third quarter of 2017. The sequential decrease was driven largely by lower employee compensation and benefits, other noninterest expense, net occupancy expense, and equipment expense, offset partially by higher outside processing and software costs and marketing and customer development costs. The year-over-year decrease was due to declines across most expense categories, offset partially by higher outside processing and software costs.
Employee compensation and benefits expense was $795 million in the current quarter, compared to $802 million in the prior quarter and $806 million in the third quarter of 2017. The $7 million sequential and $11 million year-over-year decreases were primarily due to lower benefit-related costs (medical and FICA) in addition to lower compensation costs in the current quarter, offset partially by higher contract programming costs.
Outside processing and software expense was $234 million in the current quarter, compared to $227 million in the prior quarter and $203 million in the third quarter of 2017. The $7 million sequential and $31 million year-over-year increases were driven primarily by higher software-related costs related to the amortization of new and upgraded technology assets.
Net occupancy expense was $86 million in the current quarter, compared to $90 million in the prior quarter and $94 million in the prior year quarter. The $8 million year-over-year decrease was driven by lease termination gains which favorably impacted the second and third quarter of 2018 (with the majority of the benefit occurring in the third quarter of 2018).
Marketing and customer development expense was $45 million in the current quarter, compared to $40 million in the prior quarter and $45 million in the third quarter of 2017. The $5 million sequential increase was driven by normal seasonality in advertising and client development costs.

Regulatory assessments expense was $39 million in the current quarter, stable relative to the prior quarter and down $8 million compared to the third quarter of 2017. The year-over-year decrease was driven by a reduced FDIC assessment rate resulting primarily from our improved earnings profile and higher levels of unsecured debt.
Operating losses/(gains) were $18 million in the current quarter, compared to $17 million in the prior quarter and ($34) million in the third quarter of 2017. The $52 million year-over-year increase was due primarily to the favorable resolution of several legal matters during the third quarter of 2017 which resulted in $58 million of net discrete benefits.
Other noninterest expense was $108 million in the current quarter, compared to $114 million in the prior quarter and $168 million in the third quarter of 2017. The $6 million sequential decrease was driven primarily by lower severance and communications costs, offset partially by higher legal and consulting expenses. The $60 million year-over-year decrease was driven primarily by $44 million of discrete charges associated with efficiency initiatives (severance and software writedowns) recognized in the third quarter of 2017.
Noninterest expense for the nine months ended September 30, 2018 was down 1% compared to the nine months ended September 30, 2017. The $52 million decrease was driven largely by ongoing efficiency initiatives, offset partially by higher outside processing and software expense.
Income Taxes
For the current quarter, the Company recorded a provision for income taxes of $95 million compared to $171 million for the prior quarter and $225 million for the third quarter of 2017. The effective tax rate for the current quarter was 11%, compared to 19% in the prior quarter and 29% in the third quarter of 2017. The sequential decrease in the effective tax rate was due primarily to $67 million of discrete tax benefits recognized in the current quarter related to the finalization of the impact of tax reform on the Company and the completion of the merger of SunTrust Mortgage into SunTrust Bank. The year-over-year decrease in the effective tax rate was driven by the reduction in the U.S. federal corporate income tax rate from 35% to 21% in addition to the aforementioned tax benefits recognized in the current quarter.

Balance Sheet
At September 30, 2018, the Company had total assets of $211.3 billion and total shareholders’ equity of $24.1 billion, representing 11% of total assets. Book value per common share was $48.00 and tangible book value per common share was $34.51, both up slightly compared to June 30, 2018, driven primarily by growth in retained earnings, offset partially by an increase in accumulated other comprehensive loss.
Loans
Average performing LHFI totaled $145.2 billion for the current quarter, up 1% compared to the prior quarter and prior year driven primarily by increases in CRE, residential mortgages, and consumer direct loans. The sequential increase was also driven by growth in the C&I portfolio. Compared to the prior year, average C&I balances declined by $645 million, driven by the sale of Premium Assignment Corporation on December 1, 2017, which included $1.3 billion of C&I loan balances.
Deposits
Average consumer and commercial deposits for the current quarter were $159.3 billion, relatively stable compared to the prior quarter and the third quarter of 2017. Sequentially, growth in time deposits was offset by declines in demand deposits and savings accounts. Year-over-year, increases in time deposits, NOW, and savings account balances were offset by declines in money market accounts and demand deposits.

Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.6% at September 30, 2018. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 11.7% and 7.7%, respectively, at September 30, 2018. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
The Company declared a common stock dividend of $0.50 per common share and repurchased $500 million of its outstanding common stock in the third quarter of 2018 which is 25% of the $2.0 billion authorization it received per its 2018 Capital Plan. Additionally, the Bank issued $500 million of 4-year and $500 million of 6-year fixed-to-floating rate senior notes as well as $300 million of 4-year floating rate senior notes in the third quarter of 2018.
Asset Quality
Overall asset quality performance continues to be strong. Nonperforming assets ("NPAs") totaled $754 million at September 30, 2018, down $60 million from the prior quarter and $38 million year-over-year. The ratio of NPLs to period-end LHFI was 0.47%, 0.52%, and 0.48% at September 30, 2018, June 30, 2018, and September 30, 2017, respectively. The decrease was driven primarily by the return to accrual status of certain commercial credits as well as charge-offs of certain commercial loans. In addition, residential mortgage nonperforming loans declined due to loans transitioning from non-accruing (as a result of forbearance relief received after hurricanes) back to accruing status.
Net charge-offs totaled $88 million during the current quarter, an increase of $15 million compared to the prior quarter and $10 million compared to the third quarter of 2017, driven by increased charge-offs on commercial loans. The ratio of annualized net charge-offs to total average LHFI was 0.24% during the current quarter, compared to 0.20% during the prior quarter and 0.21% during the third quarter of 2017.
The provision for credit losses was $61 million in the current quarter, a sequential increase of $29 million and a year-over-year decrease of $59 million. The sequential increase was driven primarily by a lesser decline in the ALLL and higher net charge-offs on commercial loans, while the year-over-year decrease was driven by elevated hurricane-related reserves in the third quarter of 2017 and continued asset quality improvements resulting in a lower ALLL ratio.
At September 30, 2018, the ALLL was $1.6 billion, which represented 1.10% of period-end loans, a 4 basis point decline relative to June 30, 2018, driven by continued improvements in asset quality.
Early stage delinquencies increased 2 basis points from the prior quarter and 3 basis points from September 30, 2017 to 0.74% at September 30, 2018. Excluding government-guaranteed loans which accounted for 0.50% at September 30, 2018, early stage delinquencies were 0.24%, up 2 basis points compared to the prior quarter and down 5 basis points compared to the third quarter of 2017.

OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of September 30, 2018, SunTrust had total assets of $211 billion and total deposits of $160 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. Learn more at suntrust.com.
Business Segment Results
The Company has included its business segment financial tables as part of this document. Revenue and income amounts labeled "FTE" in the business segment tables are reported on a fully taxable-equivalent basis. For the business segments, net interest income is computed using matched-maturity funds transfer pricing and noninterest income includes federal and state tax credits that are grossed-up on a pre-tax equivalent basis. Further, provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision/(benefit) attributable to each segment's quarterly change in the allowance for loan and lease losses ("ALLL") and unfunded commitments reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Total Corporate Other results presented in this document also include Reconciling Items, which are comprised of differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and other information are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K filed with the SEC today.
Conference Call
SunTrust management hosted a conference call on October 19, 2018, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals were able to call in beginning at 7:15 a.m. (Eastern Time) by dialing 1-877-209-9920 (Passcode: SunTrust). Individuals calling from outside the United States should dial 1-612-332-1210 (Passcode: SunTrust). A replay of the call was available approximately one hour after the call ended on October 19, 2018, and remains available until November 19, 2018, by dialing 1-800-475-6701 (domestic) or 1-320-365-3844 (international) (Passcode: 454908). Alternatively, individuals were able to listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of October 19, 2018, individuals may access an archived version of the webcast in the “Events & Presentations” section of the SunTrust investor relations website. This webcast will be archived and available for one year.
Non-GAAP Financial Measures
This document includes non-GAAP financial measures to describe SunTrust’s performance. Additional information and reconciliations of those measures to GAAP measures are provided in the appendix to this document beginning at page 21.
In this document, consistent with SEC Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 21% for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes, where applicable, to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.

The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

•
The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, the ratio of Tangible common equity to tangible assets, Tangible book value per share, and the Return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity and amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess capital adequacy and profitability of the Company.

•
Similarly, the Company presents Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE. Tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. Adjusted tangible efficiency ratio-FTE removes the pre-tax impact of Form 8-K items announced on December 4, 2017 and the impacts of tax reform-related items from the calculation of Tangible efficiency ratio-FTE. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. These measures are utilized by management to assess the efficiency of the Company and its lines of business.

Important Cautionary Statement About Forward-Looking Statements
This document contains forward-looking statements. Statements regarding future growth in earnings per share, improved efficiency, and higher capital returns are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “opportunity,” “focus,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in their discretion. Also, future share repurchases and the timing of any such repurchases are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
EARNINGS & DIVIDENDS
Net income	$752	$538	$2,117	$1,533
Net income available to common shareholders	726	512	2,036	1,468
Total revenue	2,294	2,276	6,848	6,719
Total revenue-FTE [1]	2,316	2,313	6,913	6,826
Net income per average common share:
Diluted	$1.56	$1.06	$4.34	$3.00
Basic	1.58	1.07	4.38	3.04
Dividends paid per common share	0.50	0.40	1.30	0.92
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$207,395	$205,738	$205,370	$204,833
Earning assets	186,344	184,861	184,607	184,180
Loans held for investment ("LHFI")	145,995	144,706	144,368	144,276
Intangible assets including residential mortgage servicing rights ("MSRs")	8,396	8,009	8,332	8,019
Residential MSRs	1,987	1,589	1,922	1,599
Consumer and commercial deposits	159,348	159,419	159,159	159,145
Total shareholders’ equity	24,275	24,573	24,324	24,131
Preferred stock	2,025	1,975	2,145	1,643
Period End Balances:
Total assets			$211,276	$208,252
Earning assets			188,141	185,071
LHFI			147,215	144,264
Allowance for loan and lease losses ("ALLL")			1,623	1,772
Consumer and commercial deposits			159,332	161,778
Total shareholders’ equity			24,139	24,522
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.44%	1.04%	1.38%	1.00%
Return on average common shareholders’ equity	13.01	9.03	12.33	8.77
Return on average tangible common shareholders' equity [1]	18.06	12.45	17.14	12.09
Net interest margin	3.22	3.07	3.22	3.05
Net interest margin-FTE [1]	3.27	3.15	3.26	3.13
Efficiency ratio	60.34	61.12	61.20	63.16
Efficiency ratio-FTE [1]	59.76	60.14	60.62	62.17
Tangible efficiency ratio-FTE [1]	58.94	59.21	59.89	61.44
Effective tax rate	11	29	16	28
Basel III capital ratios at period end [2]:
Common Equity Tier 1 ("CET1")			9.60%	9.62%
Tier 1 capital			10.72	10.74
Total capital			12.47	12.69
Leverage			9.66	9.50
Total average shareholders’ equity to total average assets	11.71%	11.94%	11.84	11.78
Tangible equity to tangible assets [1]			8.76	9.12
Tangible common equity to tangible assets [1]			7.72	8.10
Book value per common share			$48.00	$47.16
Tangible book value per common share [1]			34.51	34.34
Market capitalization			30,632	28,451
Average common shares outstanding:
Diluted	464,164	483,640	469,006	489,176
Basic	460,252	478,258	464,804	483,711
Full-time equivalent employees			22,839	24,215
Number of ATMs			2,053	2,108
Full service banking offices			1,217	1,275

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at September 30, 2018 are estimated as of the date of this document.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS, continued

	Three Months Ended
	September 30	June 30	September 30
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2018	2018	2017
EARNINGS & DIVIDENDS
Net income	$752	$722	$538
Net income available to common shareholders	726	697	512
Total revenue	2,294	2,317	2,276
Total revenue-FTE [1]	2,316	2,339	2,313
Net income per average common share:
Diluted	$1.56	$1.49	$1.06
Basic	1.58	1.50	1.07
Dividends paid per common share	0.50	0.40	0.40
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$207,395	$204,548	$205,738
Earning assets	186,344	184,566	184,861
LHFI	145,995	144,156	144,706
Intangible assets including residential MSRs	8,396	8,355	8,009
Residential MSRs	1,987	1,944	1,589
Consumer and commercial deposits	159,348	158,957	159,419
Total shareholders’ equity	24,275	24,095	24,573
Preferred stock	2,025	2,025	1,975
Period End Balances:
Total assets	$211,276	$207,505	$208,252
Earning assets	188,141	185,304	185,071
LHFI	147,215	144,935	144,264
ALLL	1,623	1,650	1,772
Consumer and commercial deposits	159,332	160,410	161,778
Total shareholders’ equity	24,139	24,316	24,522
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.44%	1.42%	1.04%
Return on average common shareholders’ equity	13.01	12.73	9.03
Return on average tangible common shareholders' equity [1]	18.06	17.74	12.45
Net interest margin	3.22	3.23	3.07
Net interest margin-FTE [1]	3.27	3.28	3.15
Efficiency ratio	60.34	59.98	61.12
Efficiency ratio-FTE [1]	59.76	59.41	60.14
Tangible efficiency ratio-FTE [1]	58.94	58.69	59.21
Adjusted tangible efficiency ratio-FTE [1]	58.94	58.69	59.21
Effective tax rate	11	19	29
Basel III capital ratios at period end [2]:
CET1	9.60%	9.72%	9.62%
Tier 1 capital	10.72	10.86	10.74
Total capital	12.47	12.67	12.69
Leverage	9.66	9.82	9.50
Total average shareholders’ equity to total average assets	11.71	11.78	11.94
Tangible equity to tangible assets [1]	8.76	9.01	9.12
Tangible common equity to tangible assets [1]	7.72	7.96	8.10
Book value per common share	$48.00	$47.70	$47.16
Tangible book value per common share [1]	34.51	34.40	34.34
Market capitalization	30,632	30,712	28,451
Average common shares outstanding:
Diluted	464,164	469,339	483,640
Basic	460,252	465,529	478,258
Full-time equivalent employees	22,839	23,199	24,215
Number of ATMs	2,053	2,062	2,108
Full service banking offices	1,217	1,222	1,275

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at September 30, 2018 are estimated as of the date of this document.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	September 30		September 30
	2018	2017	2018	2017
Interest income	$1,834	$1,635	$5,261	$4,747
Interest expense	322	205	821	548
NET INTEREST INCOME	1,512	1,430	4,440	4,199
Provision for credit losses	61	120	121	330
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,451	1,310	4,319	3,869
NONINTEREST INCOME
Service charges on deposit accounts	144	154	433	453
Other charges and fees [1]	89	89	264	270
Card fees	75	86	241	255
Investment banking income [1]	150	169	453	501
Trading income	42	51	137	148
Trust and investment management income	80	79	230	229
Retail investment services	74	69	219	208
Mortgage servicing related income	43	46	138	148
Mortgage production related income	40	61	118	170
Commercial real estate related income	24	17	66	61
Net securities gains	—	—	1	1
Other noninterest income	21	25	108	76
Total noninterest income	782	846	2,408	2,520
NONINTEREST EXPENSE
Employee compensation and benefits	795	806	2,451	2,454
Outside processing and software	234	203	667	612
Net occupancy expense	86	94	270	280
Marketing and customer development	45	45	127	129
Equipment expense	40	40	124	123
Regulatory assessments	39	47	118	143
Amortization	19	22	51	49
Operating losses/(gains)	18	(34)	40	17
Other noninterest expense	108	168	343	436
Total noninterest expense	1,384	1,391	4,191	4,243
INCOME BEFORE PROVISION FOR INCOME TAXES	849	765	2,536	2,146
Provision for income taxes	95	225	412	606
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	754	540	2,124	1,540
Less: Net income attributable to noncontrolling interest	2	2	7	7
NET INCOME	$752	$538	$2,117	$1,533
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$726	$512	$2,036	$1,468
Net interest income-FTE [2]	1,534	1,467	4,505	4,306
Total revenue	2,294	2,276	6,848	6,719
Total revenue-FTE [2]	2,316	2,313	6,913	6,826
Net income per average common share:
Diluted	1.56	1.06	4.34	3.00
Basic	1.58	1.07	4.38	3.04
Cash dividends paid per common share	0.50	0.40	1.30	0.92
Average common shares outstanding:
Diluted	464,164	483,640	469,006	489,176
Basic	460,252	478,258	464,804	483,711

1 Beginning July 1, 2018, the Company began presenting bridge commitment fee income related to capital market transactions in Investment banking income on the Consolidated Statements of Income. For periods prior to July 1, 2018, this income was previously presented in Other charges and fees and has been reclassified to Investment banking income for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME, continued

	Three Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	September 30	June 30	September 30
	2018	2018	2017
Interest income	$1,834	$1,759	$1,635
Interest expense	322	271	205
NET INTEREST INCOME	1,512	1,488	1,430
Provision for credit losses	61	32	120
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,451	1,456	1,310
NONINTEREST INCOME
Service charges on deposit accounts	144	144	154
Other charges and fees [1]	89	91	89
Card fees	75	85	86
Investment banking income [1]	150	169	169
Trading income	42	53	51
Trust and investment management income	80	75	79
Retail investment services	74	73	69
Mortgage servicing related income	43	40	46
Mortgage production related income	40	43	61
Commercial real estate related income	24	18	17
Net securities gains/(losses)	—	—	—
Other noninterest income	21	38	25
Total noninterest income	782	829	846
NONINTEREST EXPENSE
Employee compensation and benefits	795	802	806
Outside processing and software	234	227	203
Net occupancy expense	86	90	94
Marketing and customer development	45	40	45
Equipment expense	40	44	40
Regulatory assessments	39	39	47
Amortization	19	17	22
Operating losses/(gains)	18	17	(34)
Other noninterest expense	108	114	168
Total noninterest expense	1,384	1,390	1,391
INCOME BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	849	895	765
Provision for income taxes	95	171	225
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	754	724	540
Less: Net income attributable to noncontrolling interest	2	2	2
NET INCOME	$752	$722	$538
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$726	$697	$512
Net interest income-FTE [2]	1,534	1,510	1,467
Total revenue	2,294	2,317	2,276
Total revenue-FTE [2]	2,316	2,339	2,313
Net income per average common share:
Diluted	1.56	1.49	1.06
Basic	1.58	1.50	1.07
Cash dividends paid per common share	0.50	0.40	0.40
Average common shares outstanding:
Diluted	464,164	469,339	483,640
Basic	460,252	465,529	478,258

1 Beginning July 1, 2018, the Company began presenting bridge commitment fee income related to capital market transactions in Investment banking income on the Consolidated Statements of Income. For periods prior to July 1, 2018, this income was previously presented in Other charges and fees and has been reclassified to Investment banking income for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2018	2017
ASSETS
Cash and due from banks	$6,206	$7,071
Federal funds sold and securities borrowed or purchased under agreements to resell	1,374	1,182
Interest-bearing deposits in other banks	25	25
Trading assets and derivative instruments	5,676	6,318
Securities available for sale [1]	30,984	30,927
Loans held for sale ("LHFS")	1,961	2,835
Loans held for investment ("LHFI"):
Commercial and industrial ("C&I")	68,203	67,758
Commercial real estate ("CRE")	6,618	5,238
Commercial construction	3,137	3,964
Residential mortgages - guaranteed	452	497
Residential mortgages - nonguaranteed	28,187	27,041
Residential home equity products	9,669	10,865
Residential construction	197	327
Consumer student - guaranteed	7,039	6,559
Consumer other direct	10,100	8,597
Consumer indirect	12,010	11,952
Consumer credit cards	1,603	1,466
Total LHFI	147,215	144,264
Allowance for loan and lease losses ("ALLL")	(1,623)	(1,772)
Net LHFI	145,592	142,492
Goodwill	6,331	6,338
Residential MSRs	2,062	1,628
Other assets [1]	11,065	9,436
Total assets [2]	$211,276	$208,252
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$41,870	$43,984
Interest-bearing consumer and commercial deposits:
NOW accounts	45,745	47,213
Money market accounts	49,960	52,487
Savings	6,591	6,505
Consumer time	6,499	5,735
Other time	8,667	5,854
Total consumer and commercial deposits	159,332	161,778
Brokered time deposits	1,046	959
Total deposits	160,378	162,737
Funds purchased	3,354	3,118
Securities sold under agreements to repurchase	1,730	1,422
Other short-term borrowings	2,856	909
Long-term debt	14,289	11,280
Trading liabilities and derivative instruments	1,863	1,284
Other liabilities	2,667	2,980
Total liabilities	187,137	183,730
SHAREHOLDERS' EQUITY
Preferred stock, no par value	2,025	1,975
Common stock, $1.00 par value	553	550
Additional paid-in capital	9,001	8,985
Retained earnings	19,111	17,021
Treasury stock, at cost, and other	(4,677)	(3,274)
Accumulated other comprehensive loss, net of tax	(1,874)	(735)
Total shareholders' equity	24,139	24,522
Total liabilities and shareholders' equity	$211,276	$208,252

Common shares outstanding	458,626	476,001
Common shares authorized	750,000	750,000
Preferred shares outstanding	20	20
Preferred shares authorized	50,000	50,000
Treasury shares of common stock	94,038	74,053
1 Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities available for sale to Other assets on the Consolidated Balance Sheets. For periods prior to January 1, 2018, these equity securities have been reclassified to Other assets for comparability.
2 Includes earning assets of $188,141 and $185,071 at September 30, 2018 and 2017, respectively.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS, continued

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	September 30	June 30	September 30
	2018	2018	2017
ASSETS
Cash and due from banks	$6,206	$5,858	$7,071
Federal funds sold and securities borrowed or purchased under agreements to resell	1,374	1,365	1,182
Interest-bearing deposits in other banks	25	25	25
Trading assets and derivative instruments	5,676	5,050	6,318
Securities available for sale [1]	30,984	30,942	30,927
LHFS	1,961	2,283	2,835
LHFI:
C&I	68,203	67,343	67,758
CRE	6,618	6,302	5,238
Commercial construction	3,137	3,456	3,964
Residential mortgages - guaranteed	452	525	497
Residential mortgages - nonguaranteed	28,187	27,556	27,041
Residential home equity products	9,669	9,918	10,865
Residential construction	197	217	327
Consumer student - guaranteed	7,039	6,892	6,559
Consumer other direct	10,100	9,448	8,597
Consumer indirect	12,010	11,712	11,952
Consumer credit cards	1,603	1,566	1,466
Total LHFI	147,215	144,935	144,264
ALLL	(1,623)	(1,650)	(1,772)
Net LHFI	145,592	143,285	142,492
Goodwill	6,331	6,331	6,338
Residential MSRs	2,062	1,959	1,628
Other assets [1]	11,065	10,407	9,436
Total assets [2]	$211,276	$207,505	$208,252
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$41,870	$44,755	$43,984
Interest-bearing consumer and commercial deposits:
NOW accounts	45,745	45,430	47,213
Money market accounts	49,960	49,176	52,487
Savings	6,591	6,757	6,505
Consumer time	6,499	6,316	5,735
Other time	8,667	7,976	5,854
Total consumer and commercial deposits	159,332	160,410	161,778
Brokered time deposits	1,046	1,038	959
Total deposits	160,378	161,448	162,737
Funds purchased	3,354	1,251	3,118
Securities sold under agreements to repurchase	1,730	1,567	1,422
Other short-term borrowings	2,856	2,470	909
Long-term debt	14,289	11,995	11,280
Trading liabilities and derivative instruments	1,863	1,958	1,284
Other liabilities	2,667	2,500	2,980
Total liabilities	187,137	183,189	183,730
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	2,025	2,025	1,975
Common stock, $1.00 par value	553	552	550
Additional paid-in capital	9,001	8,980	8,985
Retained earnings	19,111	18,616	17,021
Treasury stock, at cost, and other	(4,677)	(4,178)	(3,274)
Accumulated other comprehensive loss, net of tax	(1,874)	(1,679)	(735)
Total shareholders’ equity	24,139	24,316	24,522
Total liabilities and shareholders’ equity	$211,276	$207,505	$208,252

Common shares outstanding	458,626	465,199	476,001
Common shares authorized	750,000	750,000	750,000
Preferred shares outstanding	20	20	20
Preferred shares authorized	50,000	50,000	50,000
Treasury shares of common stock	94,038	87,071	74,053
1 Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities available for sale to Other assets on the Consolidated Balance Sheets. For periods prior to January 1, 2018, these equity securities have been reclassified to Other assets for comparability.
2 Includes earning assets of $188,141, $185,304, and $185,071 at September 30, 2018, June 30, 2018, and September 30, 2017, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended
	September 30, 2018			June 30, 2018
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans held for investment ("LHFI"): [1]
Commercial and industrial ("C&I")	$67,632	$659	3.87%	$67,211	$633	3.78%
Commercial real estate ("CRE")	6,418	68	4.19	5,729	58	4.06
Commercial construction	3,300	40	4.76	3,559	40	4.58
Residential mortgages - guaranteed	502	3	2.76	588	5	3.33
Residential mortgages - nonguaranteed	27,584	268	3.89	27,022	258	3.81
Residential home equity products	9,632	121	4.97	9,918	119	4.81
Residential construction	193	2	4.75	216	3	5.26
Consumer student - guaranteed	6,912	88	5.05	6,763	83	4.92
Consumer other direct	9,726	135	5.49	9,169	120	5.26
Consumer indirect	11,770	114	3.86	11,733	108	3.68
Consumer credit cards	1,573	46	11.71	1,524	43	11.45
Nonaccrual	753	5	2.70	724	6	3.35
Total LHFI	145,995	1,549	4.21	144,156	1,476	4.11
Securities available for sale: [2]
Taxable	30,927	207	2.68	30,959	205	2.65
Tax-exempt	625	5	2.99	637	5	2.99
Total securities available for sale	31,552	212	2.69	31,596	210	2.66
Federal funds sold and securities borrowed or purchased under agreements to resell	1,426	7	1.79	1,471	6	1.58
Loans held for sale ("LHFS")	2,022	22	4.40	2,117	24	4.54
Interest-bearing deposits in other banks	25	—	3.90	25	—	2.32
Interest earning trading assets	4,789	39	3.18	4,677	38	3.23
Other earning assets [2]	535	5	3.79	524	5	3.97
Total earning assets	186,344	1,834	3.90	184,566	1,759	3.82
Allowance for loan and lease losses ("ALLL")	(1,665)			(1,682)
Cash and due from banks	4,575			4,223
Other assets	18,192			17,573
Noninterest earning trading assets and derivative instruments	668			512
Unrealized losses on securities available for sale, net	(719)			(644)
Total assets	$207,395			$204,548
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$45,345	$65	0.57%	$45,344	$52	0.46%
Money market accounts	49,926	73	0.58	49,845	60	0.49
Savings	6,658	—	0.02	6,805	1	0.03
Consumer time	6,413	17	1.03	6,280	15	0.95
Other time	8,357	33	1.55	7,643	27	1.41
Total interest-bearing consumer and commercial deposits	116,699	188	0.64	115,917	155	0.54
Brokered time deposits	1,041	4	1.54	1,029	4	1.46
Foreign deposits	172	1	1.94	139	—	1.90
Total interest-bearing deposits	117,912	193	0.65	117,085	159	0.55
Funds purchased	1,352	7	1.94	1,102	5	1.73
Securities sold under agreements to repurchase	1,638	8	1.85	1,656	7	1.71
Interest-bearing trading liabilities	1,233	10	3.33	1,314	10	3.12
Other short-term borrowings	2,259	9	1.57	1,807	7	1.54
Long-term debt	12,922	95	2.92	11,452	83	2.92
Total interest-bearing liabilities	137,316	322	0.93	134,416	271	0.81
Noninterest-bearing deposits	42,649			43,040
Other liabilities	2,465			2,309
Noninterest-bearing trading liabilities and derivative instruments	690			688
Shareholders’ equity	24,275			24,095
Total liabilities and shareholders’ equity	$207,395			$204,548
Interest Rate Spread			2.97%			3.01%
Net Interest Income		$1,512			$1,488
Net Interest Income-FTE [3]		$1,534			$1,510
Net Interest Margin [4]			3.22%			3.23%
Net Interest Margin-FTE [3,4]			3.27			3.28
1 Interest income includes loan fees of $43 million and $39 million for the three months ended September 30, 2018 and June 30, 2018, respectively.
2 Beginning January 1, 2018, the Company began presenting other equity securities previously presented in securities available for sale as other earning assets. For periods prior to January 1, 2018, these equity securities have been reclassified to other earning assets for comparability.
3 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the three months ended September 30, 2018 and June 30, 2018 was attributed to C&I loans.
4 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Three Months Ended
	September 30, 2017
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$68,277	$583	3.39%
CRE	5,227	47	3.57
Commercial construction	3,918	38	3.86
Residential mortgages - guaranteed	512	5	3.57
Residential mortgages - nonguaranteed	26,687	255	3.82
Residential home equity products	10,778	120	4.40
Residential construction	333	4	4.68
Consumer student - guaranteed	6,535	73	4.44
Consumer other direct	8,426	104	4.91
Consumer indirect	11,824	105	3.51
Consumer credit cards	1,450	37	10.32
Nonaccrual	739	11	5.90
Total LHFI	144,706	1,382	3.79
Securities available for sale: [2]
Taxable	30,089	187	2.49
Tax-exempt	504	4	2.99
Total securities available for sale	30,593	191	2.49
Federal funds sold and securities borrowed or purchased under agreements to resell	1,189	3	0.89
LHFS	2,477	24	3.89
Interest-bearing deposits in other banks	25	—	1.88
Interest earning trading assets	5,291	31	2.38
Other earning assets [2]	580	4	3.06
Total earning assets	184,861	1,635	3.51
ALLL	(1,748)
Cash and due from banks	5,023
Other assets	16,501
Noninterest earning trading assets and derivative instruments	948
Unrealized gains on securities available for sale, net	153
Total assets	$205,738
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$44,604	$37	0.33%
Money market accounts	53,278	43	0.32
Savings	6,535	—	0.02
Consumer time	5,675	11	0.76
Other time	5,552	16	1.14
Total interest-bearing consumer and commercial deposits	115,644	107	0.37
Brokered time deposits	947	3	1.28
Foreign deposits	295	1	1.13
Total interest-bearing deposits	116,886	111	0.38
Funds purchased	1,689	5	1.15
Securities sold under agreements to repurchase	1,464	4	1.07
Interest-bearing trading liabilities	912	6	2.84
Other short-term borrowings	1,797	3	0.56
Long-term debt	11,204	76	2.70
Total interest-bearing liabilities	133,952	205	0.61
Noninterest-bearing deposits	43,775
Other liabilities	3,046
Noninterest-bearing trading liabilities and derivative instruments	392
Shareholders’ equity	24,573
Total liabilities and shareholders’ equity	$205,738
Interest Rate Spread			2.90%
Net Interest Income		$1,430
Net Interest Income-FTE [3]		$1,467
Net Interest Margin [4]			3.07%
Net Interest Margin-FTE [3,4]			3.15

[1]	Interest income includes loan fees of $45 million for the three months ended September 30, 2017.

[2]
Beginning January 1, 2018, the Company began presenting other equity securities previously presented in securities available for sale as other earning assets. For periods prior to January 1, 2018, these equity securities have been reclassified to other earning assets for comparability.

[3]
See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for the three months ended September 30, 2017 was attributed to C&I loans.

[4]	Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Nine Months Ended
	September 30, 2018			September 30, 2017
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$67,042	$1,880	3.75%	$68,822	$1,711	3.32%
CRE	5,787	175	4.04	5,141	130	3.38
Commercial construction	3,534	120	4.53	4,032	109	3.63
Residential mortgages - guaranteed	576	13	3.09	537	13	3.19
Residential mortgages - nonguaranteed	27,159	780	3.83	26,234	749	3.81
Residential home equity products	9,929	356	4.79	11,117	354	4.26
Residential construction	223	8	4.81	360	12	4.29
Consumer student - guaranteed	6,778	249	4.91	6,426	209	4.36
Consumer other direct	9,236	365	5.28	8,100	298	4.92
Consumer indirect	11,834	330	3.72	11,322	295	3.48
Consumer credit cards	1,541	133	11.47	1,404	105	10.03
Nonaccrual	729	15	2.77	781	24	4.04
Total LHFI	144,368	4,424	4.10	144,276	4,009	3.72
Securities available for sale: [2]
Taxable	30,912	614	2.65	30,037	551	2.45
Tax-exempt	630	14	2.99	380	9	3.01
Total securities available for sale	31,542	628	2.66	30,417	560	2.45
Federal funds sold and securities borrowed or purchased under agreements to resell	1,411	16	1.52	1,221	6	0.63
LHFS	2,055	67	4.35	2,436	70	3.82
Interest-bearing deposits in other banks	25	1	2.70	25	—	1.05
Interest earning trading assets	4,677	110	3.16	5,204	89	2.27
Other earning assets [2]	529	15	3.75	601	13	3.00
Total earning assets	184,607	5,261	3.81	184,180	4,747	3.45
ALLL	(1,691)			(1,724)
Cash and due from banks	4,706			5,158
Other assets	17,678			16,235
Noninterest earning trading assets and derivative instruments	650			918
Unrealized (losses)/gains on securities available for sale, net	(580)			66
Total assets	$205,370			$204,833
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$45,755	$162	0.47%	$44,595	$90	0.27%
Money market accounts	50,102	182	0.49	54,120	114	0.28
Savings	6,684	1	0.03	6,530	1	0.02
Consumer time	6,261	45	0.95	5,573	30	0.72
Other time	7,680	81	1.41	4,830	38	1.06
Total interest-bearing consumer and commercial deposits	116,482	471	0.54	115,648	273	0.32
Brokered time deposits	1,026	11	1.45	931	9	1.28
Foreign deposits	121	2	1.85	563	4	0.86
Total interest-bearing deposits	117,629	484	0.55	117,142	286	0.33
Funds purchased	1,112	15	1.74	1,242	9	0.97
Securities sold under agreements to repurchase	1,630	20	1.66	1,583	10	0.85
Interest-bearing trading liabilities	1,219	28	3.11	968	20	2.70
Other short-term borrowings	2,051	22	1.41	1,852	7	0.54
Long-term debt	11,635	252	2.89	11,094	216	2.60
Total interest-bearing liabilities	135,276	821	0.81	133,881	548	0.55
Noninterest-bearing deposits	42,677			43,497
Other liabilities	2,424			2,961
Noninterest-bearing trading liabilities and derivative instruments	669			363
Shareholders’ equity	24,324			24,131
Total liabilities and shareholders’ equity	$205,370			$204,833
Interest Rate Spread			3.00%			2.90%
Net Interest Income		$4,440			$4,199
Net Interest Income-FTE [3]		$4,505			$4,306
Net Interest Margin [4]			3.22%			3.05%
Net Interest Margin-FTE [3,4]			3.26			3.13
1 Interest income includes loan fees of $121 million and $135 million for the nine months ended September 30, 2018 and 2017, respectively.
2 Beginning January 1, 2018, the Company began presenting other equity securities previously presented in securities available for sale as other earning assets. For periods prior to January 1, 2018, these equity securities have been reclassified to other earning assets for comparability.
3 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the nine months ended September 30, 2018 and 2017 was attributed to C&I loans.
4 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions) (Unaudited)	2018	2017	2018	2017
CREDIT DATA
Allowance for credit losses, beginning of period	$1,722	$1,803	$1,814	$1,776
Provision/(benefit) for unfunded commitments	—	1	(7)	6
Provision for loan losses:
Commercial	36	5	37	89
Consumer	25	114	91	235
Total provision for loan losses	61	119	128	324
Charge-offs:
Commercial	(51)	(33)	(95)	(122)
Consumer	(71)	(76)	(234)	(235)
Total charge-offs	(122)	(109)	(329)	(357)
Recoveries:
Commercial	9	11	19	32
Consumer	25	20	70	64
Total recoveries	34	31	89	96
Net charge-offs	(88)	(78)	(240)	(261)
Allowance for credit losses, end of period	$1,695	$1,845	$1,695	$1,845
Components:
Allowance for loan and lease losses ("ALLL")			$1,623	$1,772
Unfunded commitments reserve			72	73
Allowance for credit losses			$1,695	$1,845
Net charge-offs to average loans held for investment ("LHFI") (annualized):
Commercial	0.22%	0.11%	0.13%	0.15%
Consumer	0.27	0.33	0.33	0.35
Total net charge-offs to total average LHFI	0.24	0.21	0.22	0.24
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial			$299	$298
Consumer			396	399
Total nonaccrual/NPLs			695	697
Other real estate owned (“OREO”)			52	57
Other repossessed assets			7	7
Nonperforming loans held for sale ("nonperforming LHFS")			—	31
Total nonperforming assets ("NPAs")			$754	$792
Accruing restructured loans			$2,327	$2,501
Nonaccruing restructured loans [1]			345	304
Accruing LHFI past due > 90 days (guaranteed)			1,440	1,304
Accruing LHFI past due > 90 days (non-guaranteed)			42	39
Accruing LHFS past due > 90 days			2	—
NPLs to period-end LHFI			0.47%	0.48%
NPAs to period-end LHFI plus OREO, other repossessed assets, and nonperforming LHFS			0.51	0.55
ALLL to period-end LHFI [2,3]			1.10	1.23
ALLL to NPLs [2,3]			2.35x	2.55x

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended
	September 30	June 30	September 30
(Dollars in millions) (Unaudited)	2018	2018	2017
CREDIT DATA
Allowance for credit losses, beginning of period	$1,722	$1,763	$1,803
Provision for unfunded commitments	—	3	1
Provision for loan losses:
Commercial	36	17	5
Consumer	25	12	114
Total provision for loan losses	61	29	119
Charge-offs:
Commercial	(51)	(21)	(33)
Consumer	(71)	(80)	(76)
Total charge-offs	(122)	(101)	(109)
Recoveries:
Commercial	9	4	11
Consumer	25	24	20
Total recoveries	34	28	31
Net charge-offs	(88)	(73)	(78)
Other	—	—	—
Allowance for credit losses, end of period	$1,695	$1,722	$1,845
Components:
ALLL	$1,623	$1,650	$1,772
Unfunded commitments reserve	72	72	73
Allowance for credit losses	$1,695	$1,722	$1,845
Net charge-offs to average LHFI (annualized):
Commercial	0.22%	0.09%	0.11%
Consumer	0.27	0.34	0.33
Total net charge-offs to total average LHFI	0.24	0.20	0.21
Period Ended
Nonaccrual/NPLs:
Commercial	$299	$341	$298
Consumer	396	414	399
Total nonaccrual/NPLs	695	755	697
OREO	52	53	57
Other repossessed assets	7	6	7
Nonperforming LHFS	—	—	31
Total NPAs	$754	$814	$792
Accruing restructured loans	$2,327	$2,418	$2,501
Nonaccruing restructured loans [1]	345	326	304
Accruing LHFI past due > 90 days (guaranteed)	1,440	1,201	1,304
Accruing LHFI past due > 90 days (non-guaranteed)	42	41	39
Accruing LHFS past due > 90 days	2	1	—
NPLs to period-end LHFI	0.47%	0.52%	0.48%
NPAs to period-end LHFI plus OREO, other repossessed assets, and nonperforming LHFS	0.51	0.56	0.55
ALLL to period-end LHFI [2,3]	1.10	1.14	1.23
ALLL to NPLs [2,3]	2.35x	2.20x	2.55x

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	Residential MSRs - Fair Value	Commercial Mortgage Servicing Rights and Other	Total	Residential MSRs - Fair Value	Commercial Mortgage Servicing Rights and Other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,608	$81	$1,689	$1,572	$85	$1,657
Amortization	—	(6)	(6)	—	(16)	(16)
Servicing rights originated	90	3	93	252	10	262
Fair value changes due to inputs and assumptions [1]	(11)	—	(11)	(27)	—	(27)
Other changes in fair value [2]	(59)	—	(59)	(168)	—	(168)
Servicing rights sold	—	—	—	(1)	—	(1)
Other [3]	—	—	—	—	(1)	(1)
Balance, September 30, 2017	$1,628	$78	$1,706	$1,628	$78	$1,706

Balance, beginning of period	$1,959	$77	$2,036	$1,710	$81	$1,791
Amortization	—	(3)	(3)	—	(13)	(13)
Servicing rights originated	100	4	104	250	10	260
Servicing rights purchased	14	—	14	89	—	89
Fair value changes due to inputs and assumptions [1]	52	—	52	198	—	198
Other changes in fair value [2]	(62)	—	(62)	(183)	—	(183)
Servicing rights sold	(1)	—	(1)	(2)	—	(2)
Balance, September 30, 2018	$2,062	$78	$2,140	$2,062	$78	$2,140
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.
3 Represents measurement period adjustment on other intangible assets previously acquired in Pillar/Cohen acquisition.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30
(Dollars in millions) (Unaudited)	2018	2018	2017	2018	2017
Net interest income	$1,512	$1,488	$1,430	$4,440	$4,199
Fully taxable-equivalent ("FTE") adjustment	22	22	37	65	107
Net interest income-FTE [2]	1,534	1,510	1,467	4,505	4,306
Noninterest income	782	829	846	2,408	2,520
Total revenue-FTE [2]	$2,316	$2,339	$2,313	$6,913	$6,826

Return on average common shareholders’ equity	13.01%	12.73%	9.03%	12.33%	8.77%
Impact of removing average intangible assets and related pre-tax amortization, other than residential MSRs and other servicing rights	5.05	5.01	3.42	4.81	3.32
Return on average tangible common shareholders' equity [3]	18.06%	17.74%	12.45%	17.14%	12.09%

Net interest margin	3.22%	3.23%	3.07%	3.22%	3.05%
Impact of FTE adjustment	0.05	0.05	0.08	0.04	0.08
Net interest margin-FTE [2]	3.27%	3.28%	3.15%	3.26%	3.13%

Noninterest expense	$1,384	$1,390	$1,391	$4,191	$4,243
Total revenue	2,294	2,317	2,276	6,848	6,719
Efficiency ratio [4]	60.34%	59.98%	61.12%	61.20%	63.16%
Impact of FTE adjustment	(0.58)	(0.57)	(0.98)	(0.58)	(0.99)
Efficiency ratio-FTE [2,4]	59.76	59.41	60.14	60.62	62.17
Impact of excluding amortization related to intangible assets and certain tax credits	(0.82)	(0.72)	(0.93)	(0.73)	(0.73)
Tangible efficiency ratio-FTE [2,5]	58.94%	58.69%	59.21%	59.89%	61.44%
Impact of excluding Form 8-K and other tax reform-related items	—	—	—	—	—
Adjusted tangible efficiency ratio-FTE [2,5,6]	58.94%	58.69%	59.21%	59.89%	61.44%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents Net interest income-FTE, Total revenue-FTE, Net interest margin-FTE, Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments using a federal tax rate of 21% for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income-FTE plus Noninterest income.
3 The Company presents Return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and related pre-tax amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
4 Efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE.
5 The Company presents Tangible efficiency ratio-FTE and Adjusted tangible efficiency ratio-FTE, which remove the amortization related to intangible assets and certain tax credits from the calculation of Efficiency ratio-FTE. The Company believes these measures are useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. These measures are utilized by management to assess the efficiency of the Company and its lines of business.
6 The Company presents Adjusted tangible efficiency ratio-FTE, which removes the pre-tax impact of Form 8-K and other tax reform-related items from the calculation of Tangible efficiency ratio-FTE. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. Removing these items also allows investors to more easily compare the Company's tangible efficiency to other companies in the industry that may not have had similar items impacting their results. Additional detail on these items can be found in the Form 8-K furnished with the SEC on January 19, 2018.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	September 30	June 30	September 30
(Dollars in millions, except per share data) (Unaudited)	2018	2018	2017
Total shareholders' equity	$24,139	$24,316	$24,522
Goodwill, net of deferred taxes of $160 million, $159 million, and $254 million, respectively	(6,171)	(6,172)	(6,084)
Other intangible assets (including residential MSRs and other servicing rights)	(2,140)	(2,036)	(1,706)
Residential MSRs and other servicing rights	2,126	2,022	1,690
Tangible equity [2]	17,954	18,130	18,422
Noncontrolling interest	(101)	(103)	(101)
Preferred stock	(2,025)	(2,025)	(1,975)
Tangible common equity [2]	$15,828	$16,002	$16,346

Total assets	$211,276	$207,505	$208,252
Goodwill	(6,331)	(6,331)	(6,338)
Other intangible assets (including residential MSRs and other servicing rights)	(2,140)	(2,036)	(1,706)
Residential MSRs and other servicing rights	2,126	2,022	1,690
Tangible assets	$204,931	$201,160	$201,898
Tangible equity to tangible assets [2]	8.76%	9.01%	9.12%
Tangible common equity to tangible assets [2]	7.72	7.96	8.10
Tangible book value per common share [3]	$34.51	$34.40	$34.34

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, and the ratio of Tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy.
3 The Company presents Tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes Noncontrolling interest and Preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT
	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2018	2017 [1]	2018	2017 [1]
Statements of Income:
Net interest income	$1,079	$999	$3,144	$2,915
FTE adjustment	—	—	—	—
Net interest income-FTE [2]	1,079	999	3,144	2,915
Provision for credit losses [3]	36	140	101	310
Net interest income-FTE - after provision for credit losses [2]	1,043	859	3,043	2,605
Noninterest income before net securities gains/(losses)	445	482	1,349	1,427
Net securities gains/(losses)	—	—	—	—
Total noninterest income	445	482	1,349	1,427
Noninterest expense before amortization	994	925	2,994	2,936
Amortization	—	2	1	3
Total noninterest expense	994	927	2,995	2,939
Income-FTE - before provision for income taxes [2]	494	414	1,397	1,093
Provision for income taxes	113	150	316	395
Tax credit adjustment	—	—	—	—
FTE adjustment	—	—	—	—
Net income including income attributable to noncontrolling interest	381	264	1,081	698
Less: Net income attributable to noncontrolling interest	—	—	—	—
Net income	$381	$264	$1,081	$698

Total revenue	$1,524	$1,481	$4,493	$4,342
Total revenue-FTE [2]	1,524	1,481	4,493	4,342

Selected Average Balances:
Total LHFI	$75,414	$74,742	$75,122	$73,613
Goodwill	4,390	4,262	4,348	4,262
Other intangible assets excluding residential MSRs	2	7	3	8
Total assets	86,112	84,345	85,124	83,310
Consumer and commercial deposits	111,930	109,774	111,025	109,301

Performance Ratios:
Efficiency ratio	65.25%	62.64%	66.64%	67.67%
Impact of FTE adjustment	—	—	—	—
Efficiency ratio-FTE [2]	65.25	62.64	66.64	67.67
Impact of excluding amortization and associated funding cost of intangible assets	(1.13)	(1.11)	(1.12)	(1.11)
Tangible efficiency ratio-FTE [2,4]	64.12%	61.53%	65.52%	66.56%

[1]
During the second quarter of 2018, certain of the Company's business banking clients were transferred from the Wholesale business segment to the Consumer business segment. For all periods prior to the second quarter of 2018, the corresponding financial results have been transferred to the Consumer business segment for comparability purposes.

[2]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[3]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[4]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT, continued
	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2018	2017	2018	2017
Residential Mortgage Production Data:
Channel mix:
Retail	$1,860	$2,438	$5,853	$7,422
Correspondent	4,281	3,715	11,691	10,647
Total production	$6,141	$6,153	$17,544	$18,069
Channel mix - percent:
Retail	30%	40%	33%	41%
Correspondent	70	60	67	59
Total production	100%	100%	100%	100%
Purchase and refinance mix:
Refinance	$1,202	$1,980	$4,303	$6,473
Purchase	4,939	4,173	13,241	11,596
Total production	$6,141	$6,153	$17,544	$18,069
Purchase and refinance mix - percent:
Refinance	20%	32%	25%	36%
Purchase	80	68	75	64
Total production	100%	100%	100%	100%
Applications	$7,588	$7,658	$22,915	$23,675

Residential Mortgage Servicing Data (End of Period):
Total unpaid principal balance ("UPB") of residential mortgages serviced			$170,480	$165,273
Total UPB of residential mortgages serviced for others			139,955	135,411
Net carrying value of residential MSRs			2,062	1,628
Ratio of net carrying value of residential MSRs to total UPB of residential mortgages serviced for others			1.473%	1.202%

Assets Under Administration (End of Period):
Trust and institutional managed assets			$44,647	$42,266
Retail brokerage managed assets			17,516	15,561
Total managed assets			62,163	57,827
Non-managed assets			98,698	97,491
Total assets under advisement			$160,861	$155,318

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BUSINESS SEGMENT
	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2018	2017 [1,2]	2018	2017 [1,2]
Statements of Income:
Net interest income	$550	$511	$1,605	$1,490
FTE adjustment	22	36	63	105
Net interest income-FTE [3]	572	547	1,668	1,595
Provision/(benefit) for credit losses [4]	25	(19)	19	19
Net interest income-FTE - after provision/(benefit) for credit losses [3]	547	566	1,649	1,576
Noninterest income before net securities gains/(losses)	373	397	1,124	1,169
Net securities gains/(losses)	—	—	—	—
Total noninterest income	373	397	1,124	1,169
Noninterest expense before amortization	414	402	1,257	1,238
Amortization	19	19	50	46
Total noninterest expense	433	421	1,307	1,284
Income-FTE - before provision for income taxes [3]	487	542	1,466	1,461
Provision for income taxes	52	118	183	318
Tax credit adjustment	41	47	100	121
FTE adjustment	22	36	63	105
Net income including income attributable to noncontrolling interest	372	341	1,120	917
Less: Net income attributable to noncontrolling interest	—	—	—	—
Net income	$372	$341	$1,120	$917

Total revenue	$923	$908	$2,729	$2,659
Total revenue-FTE [3]	945	944	2,792	2,764

Selected Average Balances:
Total LHFI	$70,485	$68,568	$69,155	$69,303
Goodwill	1,941	2,076	1,983	2,076
Other intangible assets excluding residential MSRs	75	74	76	75
Total assets	84,766	82,573	83,001	82,916
Consumer and commercial deposits	47,773	49,515	48,259	49,724

Performance Ratios:
Efficiency ratio	46.90%	46.33%	47.88%	48.29%
Impact of FTE adjustment	(1.08)	(1.78)	(1.08)	(1.84)
Efficiency ratio-FTE [3]	45.82	44.55	46.80	46.45
Impact of excluding amortization and associated funding cost of intangible assets	(2.55)	(2.55)	(2.37)	(2.21)
Tangible efficiency ratio-FTE [3,5]	43.27%	42.00%	44.43%	44.24%

[1]
During the second quarter of 2018, certain of the Company's business banking clients were transferred from the Wholesale business segment to the Consumer business segment. For all periods prior to the second quarter of 2018, the corresponding financial results have been transferred to the Consumer business segment for comparability purposes.

[2]
During the fourth quarter of 2017, the Company sold Premium Assignment Corporation ("PAC"), its commercial lines insurance premium finance subsidiary, the results of which were previously reported within the Wholesale business segment. For all periods prior to January 1, 2018, PAC's financial results, including the gain on sale, have been transferred to Corporate Other for enhanced comparability of the Wholesale business segment excluding PAC.

[3]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[4]
Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[5]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries TOTAL CORPORATE OTHER (including Reconciling Items)
	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2018	2017 [1]	2018	2017 [1]
Statements of Income:
Net interest income/(expense) [2]	($117)	($80)	($309)	($206)
FTE adjustment	—	1	2	2
Net interest income/(expense)-FTE [3]	(117)	(79)	(307)	(204)
Provision/(benefit) for credit losses [4]	—	(1)	1	1
Net interest income/(expense)-FTE - after provision/(benefit) for credit losses [3]	(117)	(78)	(308)	(205)
Noninterest income/(expense) before net securities gains/(losses)	(36)	(33)	(66)	(77)
Net securities gains/(losses)	—	—	1	1
Total noninterest income/(expense)	(36)	(33)	(65)	(76)
Noninterest expense/(income) before amortization	(43)	42	(111)	20
Amortization	—	1	—	—
Total noninterest expense/(income)	(43)	43	(111)	20
Income/(loss)-FTE - before provision/(benefit) for income taxes [3]	(110)	(154)	(262)	(301)
Provision/(benefit) for income taxes	(70)	(43)	(87)	(107)
Tax credit adjustment	(41)	(47)	(100)	(121)
FTE adjustment	—	1	2	2
Net income/(loss) including income attributable to noncontrolling interest	1	(65)	(77)	(75)
Less: Net income attributable to noncontrolling interest	2	2	7	7
Net income/(loss)	($1)	($67)	($84)	($82)

Total revenue	($153)	($113)	($374)	($282)
Total revenue-FTE [3]	(153)	(112)	(372)	(280)

Selected Average Balances:
Total LHFI	$96	$1,396	$91	$1,360
Securities available for sale	31,541	30,579	31,530	30,400
Goodwill	—	—	—	—
Other intangible assets excluding residential MSRs	1	—	—	—
Total assets	36,517	38,820	37,245	38,607
Consumer and commercial deposits	(355)	130	(125)	120

Other Information (End of Period):
Duration of securities available for sale portfolio (in years)			4.8	4.4
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months			2.0%	3.2%
Instantaneous 100 basis point increase in rates over next 12 months			1.1%	1.8%
Instantaneous 50 basis point decrease in rates over next 12 months			(0.8)%	(1.3)%

[1]
During the fourth quarter of 2017, the Company sold Premium Assignment Corporation ("PAC"), its commercial lines insurance premium finance subsidiary, the results of which were previously reported within the Wholesale business segment. For all periods prior to January 1, 2018, PAC's financial results, including the gain on sale, have been transferred to Corporate Other for enhanced comparability of the Wholesale business segment excluding PAC.

[2]	Net interest income/(expense) is driven by matched funds transfer pricing applied for segment reporting and actual Net interest income.

[3]
Net interest income/(expense)-FTE, Income/(loss)-FTE, and Total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[4]
Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitments reserve balances.